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                                August 25, 1995


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     Re:  Atlanta Gas Light Company (File No. 1-9905)
          Registration Statement on Form S-8

Ladies and Gentlemen:

     I serve as Corporate Secretary for, and as an in house attorney with, Atlanta Gas Light Company, a Georgia corporation (the "Company"), and have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, 50,000 shares (the "Shares") of common stock, par value $5 per share (the "Common Stock"), of the Company which are issuable in connection with the Atlanta Gas Light Company Nonqualified Savings Plan (the "NSP"). The opinion hereinafter set forth is given to the Commission pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     As Corporate Secretary and counsel for the Company, I am generally familiar with the corporate affairs of the Company and its subsidiaries and the terms of the NSP. In rendering the opinion set forth below, I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances to provide a basis for the opinion, including without limitation the NSP.

     This opinion is furnished for the benefit of the Commission solely with regard to the Registration Statement, may be relied upon by the Commission only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by, or filed with, any other person or entity without the Company's prior written permission.

     I am admitted to the Bar of the State of Georgia and am duly qualified to practice law in that state. No opinion is expressed herein concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares pursuant to the NSP.
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The opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and any obligation to advise you of changes to such pertinent laws or facts after the date hereof is expressly disclaimed.

     Based upon and subject to the foregoing, I am of the opinion that:

     (1) the Shares, when issued in accordance with the terms of the NSP against payment in full of the purchase price therefor, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this letter as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    ATLANTA GAS LIGHT COMPANY

                                    /s/ Melanie M. Platt, Esq.
                                    --------------------------------------
                                    Melanie M. Platt, Esq.
                                    Corporate Secretary